Exhibit 5.1

MAILANDER LAW OFFICE, INC.

4811 49th Street | San Diego, CA 92115

Telephone: (619) 239-9034 | Facsimile: (619) 537-7193  Internet: tad@mailanderlaw.net

July 14, 2022

Board of Directors

Mr. Michael Rubinov

KRONOS ADVANCED TECHNOLOGIES, INC.

2501 Garfield Avenue

Parkersburg, WV 61018

Dear Mr. Rubinov:

We have acted as counsel to Kronos Advanced Technologies, Inc., a Nevada corporation (the “Company”) in connection with the Amended Registration Statement on Form S-1/A-2 (the “Registration Statement “) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of up to 80,526,056 shares of Common Stock, par value $0.001 per share (“Shares”) issuable to Dutchess Capital Growth Fund, LP (“Dutchess”), pursuant to a “Drawdown Notice” under a Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”), dated September 21, 2021. The Common Stock Purchase Agreement permits the Company to issue Drawdown Notices to Dutchess for up to ten million dollars ($10,000,000) in shares of the Company’s common stock for a period commencing on the execution date and ending after thirty-six (36) months after the effectiveness of the registration, or until $10,000,000 of such shares have been subject to such Drawdown Notices. This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, on certificates of officers of the Company, public officials, and other appropriate persons.

Based upon and relying solely upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when sold pursuant to the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is limited to the application of the laws of the State of Nevada and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdictions. Our opinions and statements expressed herein are limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the use of this opinion as an exhibit to the Amended Registration Statement, to the use of our name as your counsel and to all references made to us in the Amended Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Tad Mailander
Mailander Law Office, Inc.

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